Exhibit 99.1

COLUMBIA
LABORATORIES, INC
354 Eisenhower Parkway
Plaza I, Second Floor
Livingston, NJ 07039
TEL: (973) 994-3999
FAX: (973) 994-3001
NEWS
COLUMBIA LABORATORIES ANNOUNCES
REGISTERED DIRECT COMMON STOCK OFFERING
LIVINGSTON, NJ — October 23, 2009 — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that it has priced a transaction to raise up to approximately $11,772,000 through the sale of up to approximately 10,900,000 shares of its common stock and warrants to purchase 5,450,000 shares of its common stock in a registered direct offering. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock. Each unit will be sold at a negotiated price of $1.08 per unit. Net proceeds are expected to be up to approximately $10,709,000 after offering-related fees and expenses. Columbia intends to use the net proceeds from the offering for general corporate purposes, including funding the completion of its ongoing clinical trial to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy, the development of its next generation products for infertility and prevention of preterm birth in women with a short cervix, its other clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs.
The transaction is expected to close on or about October 28, 2009, subject to satisfaction of customary closing conditions. Oppenheimer & Co. Inc. and The Benchmark Company, LLC served as lead placement agent and co-placement agent, respectively, for the transaction.
The units are being offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The units may be offered only by means of a prospectus and accompanying prospectus supplement, a copy of which can be obtained from Oppenheimer & Co. Inc., 300 Madison Avenue, 4th Floor, New York, NY 10017, or by calling (800) 221-5588, or The Benchmark Company, LLC, 40 Fulton Street, 19th Floor, New York, NY 10038, or by calling (800) 207-7455.
An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology. Columbia’s U.S. sales organization markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company’s partners market CRINONE® 8%, STRIANT® and three other products to additional U.S. and foreign markets.
The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.
For more information, please visit www.columbialabs.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words “will,” “plan,” “expect” and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; whether we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.
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Contact:
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860
Melody A. Carey
Co-President
Rx Communications Group, LLC
(917) 322-2571
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